Exhibit 99.1

Ariba’s Board of Directors Approves Stock Buy-Back Program

SUNNYVALE, Calif., October 23, 2002 — Ariba, Inc. (Nasdaq: ARBA), the leading Enterprise Spend Management (ESM) solutions provider, today announced that its Board of Directors has authorized the repurchase of up to $50 million of its currently outstanding common stock. Stock purchases under the stock buy-back program are expected to be made periodically in the open market based on market conditions.

The Board of Directors’ decision to initiate the buy-back program was based on the company’s strong cash position and the current price of the stock. The Board of Directors also believes the repurchase of Ariba stock helps to offset the share count dilution and demonstrates the Company’s commitment to enhance long-term stockholder value. There are approximately 266 million common shares outstanding as of October 22, 2002.

About Ariba, Inc.
Ariba, Inc. is the leading Enterprise Spend Management (ESM) solutions provider. Ariba helps companies develop and leverage spend management as a core competency to drive significant bottom line results. Ariba Spend Management software and services allow companies to align their organizations with a spend-centric focus and deploy closed-loop processes for increased efficiencies and sustainable savings. Ariba can be contacted in the U.S. at 1.650.390.1000 or at www.ariba.com

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Ariba and the Ariba logo are registered trademarks of Ariba, Inc. Ariba Spend Management, Ariba Analysis, Ariba Buyer, Ariba Contracts, Ariba Travel & Expense, Ariba Workforce, Ariba Invoice, Ariba eForms, Ariba Enterprise Sourcing, Ariba Supplier Network, BPM Services, Power Sourcing, Total Spend Capture and PO-Flip are trademarks or service marks of Ariba, Inc.

Ariba Safe Harbor
Safe Harbor Statement Under the Private Securities Litigation Reform Act 1995: Information and announcements in this release involve Ariba’s expectations, beliefs, hopes, plans, intentions or strategies regarding the future and are forward-looking statements that involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to Ariba as of the date of the release, and we assume no obligation to update any such forward-looking statements. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Factors that could cause or contribute to such differences include, but are not limited to: delays in development or shipment of new versions of Ariba’s products and services; lack of market acceptance of Ariba’s existing or future products or services; inability to continue to develop competitive new products and services on a timely basis; introduction of new products or services by major competitors; our ability to attract and retain qualified employees; difficulties in assimilating acquired companies; the impact of recent workforce reductions on Ariba’s operations; lengthening sales cycles and the deferrals of anticipated orders; declining economic conditions, including a recession; inability to control costs; changes in our pricing or compensation policies; inability to successfully manage a reduction in the company’s workforce; and significant fluctuations in our stock price. These and other factors and risks associated with our business are discussed in the Company’s Form 10-K/A filed December 31, 2001 and in its Form 10-Q filed August 14, 2002.

Investor Contact:	Liz Katz, 650-390-4156, lkatz@ariba.com
Media Contact:	Cecilia Denny, Ariba, 650-390-4239, cdenny@ariba.com or Louise Runkle, 650-390-4204, lrunkle@ariba.com